Exhibit 99.1

Key Energy Services, Inc.
News Release

For Immediate Release:

Contact: John Daniel

Thursday, December 9, 2004

(432) 620-0300

KEY ENERGY TO SEEK ADDITIONAL EXTENSIONS FROM LENDERS

 FOR FILING SEC REPORTS

MIDLAND, TX, December 9, 2004 — Key Energy Services, Inc. (NYSE: KEG) announced that it will not be able to deliver audited financial statements for the year ending December 31, 2003 and unaudited financial statements for the first three quarters of 2004 by the December 31, 2004 filing deadline set forth under the terms of the Company’s senior credit agreement and consent with the holders of the Company’s 6 3/8% senior notes due 2013 and 8 3/8% senior notes due 2008 (collectively the “noteholders”).  As a result, the Company will seek additional waivers from the lenders under its senior credit facility and additional consents from its noteholders.

As previously disclosed, the Company’s restatement process is ongoing.  The Company’s auditors are conducting their review of the analysis prepared by the Company and presently, management estimates the total amount of the asset write-down will be between $165 and $195 million.  The final amount of the write-down won’t be known until the Company completes the process of matching physical assets to its accounting records.  The independent auditors are reviewing that information, and the company cannot predict at this time when that review will be completed.

The Company has begun discussions with its revolving credit facility lenders for an extension of the date by which the Company must deliver audited financial statements for 2003 and unaudited financial statements for the first three quarters of 2004 to March 31, 2005.   Based on the discussions to date, the Company believes that the lenders will grant an extension and waiver, but there can be no assurance that an extension or waiver will in fact be obtained or as to the conditions of, or fees and costs associated with, obtaining the waiver. Failure to obtain an extension and waiver under the existing revolving credit facility prior to December 31, 2004, would result in a default under the facility.

Under terms of the existing consents with the Company’s noteholders, the Company has until December 31, 2004 to file and make available its annual report on Form 10-K for the year ending December 31, 2003 and its quarterly reports on Form 10-Q for the first three quarters of 2004.  In the event that the Company is not able to meet this deadline, the Company has a 60-day cure period from the time it receives a notice of potential default from the Trustee or the holders of 25% of the principal amount of either series of notes.  The Company intends to begin the process of seeking consents from the noteholders before the end of 2004.  There can be no assurance that consents will be obtained or as to the terms and conditions of such a consent.

In addition, the Company intends to advise the lessors of certain equipment leases of the likely delay and request that they grant extensions until March 31, 2005. Failure to obtain these extensions will result in a default under these facilities.

The Company’s revolving credit agreement and certain of its lease agreements have cross default provisions which would trigger a default under those agreements if the Company defaults under other indebtedness. The trigger amounts for the revolving credit agreement and those equipment leases are $20 million and $5 million, respectively. In addition, the Company’s 8-3/8% and 6-3/8% senior notes’ indentures contain provisions that would trigger defaults upon a payment default under other indebtedness or an acceleration of other indebtedness that, in either case, must be between $15 million and $25 million, respectively.  Accordingly, failure to secure waivers or consents from all of the lenders could result in cross defaults even under debt agreements where waivers or consents have been received.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future activity levels, competition,  pricing increases, demand for the Company’s services, and international business developments.   These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to, risks related to the Company’s restatement process, including the time and effort required to complete the restatement process, and the amount of the write-downs; the risk of possible changes in the scope and nature of, and the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 financial statements; the risk that the Company will not obtain waivers of current requirements that the audits be completed and financial statements delivered to the lenders by December 31, 2004 or that the Company will not be able to refinance this debt, including risks related to acceleration of this debt; the impact of costs and fees for obtaining any waivers and other terms and conditions of any waivers; the risk that the Company’s senior notes or equipment lease facilities may be accelerated and; and the impact of additional fees to holders of senior notes as a result of failure to deliver financial statements by December 31, 2004.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.